EXHIBIT 15.1

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan of our reports dated May 8, 2007, August 3, 2007 and November 5, 2007 relating to the unaudited condensed consolidated interim financial statements of Freeport-McMoRan Copper & Gold Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

/s/ Ernst & Young LLP

Phoenix, Arizona
November 13, 2007